Exhibit 99.1

American Apparel Announces Next Phase of its Strategic Turnaround Plan

Redesigned fall merchandise line to drive revenue growth

$30 million in cost-cutting initiatives

Key additions to the leadership team

LOS ANGELES—July 6, 2015 — American Apparel, Inc., (the “Company”) (NYSE MKT: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion-basic apparel, announced today the next phase of its strategic turnaround plan, including a redesigned fall merchandise line, approximately $30 million in cost-cutting initiatives, and key additions to its leadership team.

For the first time in the Company’s history, later this year, American Apparel will unveil a new fall line focused on advanced basics and key items in both men’s and women’s.  “Historically, the fall season has not been a major focus for the Company. We are beginning the process of re-merchandising the product assortment in our retail stores to increase productivity by SKU,” said Paula Schneider, recently appointed Chief Executive Officer of American Apparel. “The new styles are designed to increase revenue as we continue to evolve our product offering during this important selling season,” added Ms. Schneider.

In addition, the Company is undertaking a series of cost reduction initiatives to better align its cost structure with the headwinds of today’s highly competitive, promotional retail environment and volatile foreign exchange markets. These initiatives are expected to reduce operating expenses by approximately $30 million over the next 18 months. Among other initiatives, cost-cutting measures will include closing underperforming retail locations to drive productivity improvements. In connection with these store closures, the Company will streamline its workforce to reflect a smaller store footprint and general industry conditions. Going forward, the Company will look to add new stores in profitable fast-growing territories while reducing its footprint in unprofitable and over-saturated markets.

These initiatives, some of which will begin immediately, are aimed at stabilizing the Company financially by maximizing retail store performance and revamping the Company’s product merchandise assortment. Management continues to address a host of legacy issues including improving SKU mix, rationalizing the Company’s real estate portfolio, strengthening the brand’s creative marketing, maximizing new retail, e-commerce and wholesale opportunities, increasing supply chain agility, and improving expense management processes. In addition, management is defending the Company against approximately 20 lawsuits and administrative actions initiated by Company founder Dov Charney and his associates. The Company believes these cases are meritless and intends to vigorously defend such actions and, where possible, pursue remedies against Mr. Charney for his actions.

Even if American Apparel increases revenue and cuts costs, there can be no guarantee that the Company will have sufficient financing commitments to meet funding requirements for the next twelve months without raising additional capital, and there can be no guarantee that it will be able to raise such additional capital.

“We are committed to turning this company around. Today’s announcements are necessary steps to help American Apparel adapt to headwinds in the retail industry, preserve jobs for the overwhelming majority of our 10,000 employees, and return the business to long-term profitability. Our primary focus is on improving the processes and product mix that have led to steep losses over the past five years,” said Schneider. “Our customers, employees, and local communities around the world believe that American Apparel is an iconic brand that deserves to succeed. My job is to make that a reality.”

In addition, the Company announced the hiring of Christine Olcu as General Manager of Global Retail and Brad Gebhard as President of Wholesale to help execute its global retail and wholesale turnaround strategies.

Olcu will lead the Company’s current retail country managers in optimizing merchandizing and sales at American Apparel’s store locations. She will also facilitate the Company’s ongoing fleet optimization, and actively improve store productivity. Olcu has a strong background in building retail businesses of various sizes, having held senior leadership roles at companies including Express, Mexx Canada Company, Indigo Books, Music, Inc., and Club Monaco, Inc. Long-time valued manager Nicole Gabbay will remain in her current position as President of U.S. Retail.

Gebhard will serve as President of Wholesale, focusing on increasing the Company’s imprintable and business-to-business sales. He will also oversee Oak, a New York-based specialty retailer the Company acquired in 2013. Gebhard has served as a consultant to American Apparel for the past four months and already has a deep understanding of the Company’s business and processes. He has held senior leadership, operational, and branding roles at apparel companies, including Nike, Speedo USA, Columbia Sportswear, and Adidas.

Schneider stated, “I am looking forward to working with Christine and Brad to leverage their expertise, which will be invaluable in delivering compelling products to our customers. We are proud of our heritage as the largest apparel manufacturer in North America, and the initiatives announced today are designed to enable us to return to profitability so that we can continue to serve our loyal customers and provide fair wages to our dedicated employees for years to come.”

About American Apparel

American Apparel, Inc. is a vertically integrated manufacturer, distributor, and retailer of branded fashion-basic apparel based in downtown Los Angeles, California. As of March 31, 2015, the Company had approximately 10,000 employees and operated 239 retail stores in 20 countries including the United States and Canada. The Company also operates a global e-commerce site that serves over 50 countries worldwide at http://www.americanapparel.com. In addition, the Company operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

Forward-Looking Statements

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: implementing the cost savings initiatives described above and maintaining cost savings from them; the impact on our business of the cost reduction actions discussed herein; completing our reductions in workforce and facilities on any particular or expected timeframe; finalization of employee severance arrangements; the impact and outcome of present and future litigation; effectively carrying out and managing our growth strategy; our ability to obtain financing on favorable terms or at all; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2014 Annual Report on Form 10-K, as amended. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:
Weber Shandwick
Liz Cohen
(212) 445-8044

Investor Contact:
ICR
John Rouleau
(203) 682-8342

# # #